UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 7, 2016

MoSys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-32929	77-0291941
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3301 Olcott Street
Santa Clara, California 95054
(Address of principal executive offices, with zip code)

(408) 418-7500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 7, 2016, MoSys, Inc. (the “Company”) received a deficiency letter from the Listing Qualifications Department (the “Staff”) of The NASDAQ Stock Market (“Nasdaq”) providing notification that, for the previous 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Global Select Market pursuant to Nasdaq Listing Rule 5450(a)(1). The notification has no immediate effect on the listing or trading of the Company’s common stock, which will continue to trade on The Nasdaq Global Select Market under the symbol “MOSY.”

The letter also states that the Company will be provided 180 calendar days, or until September 6, 2016, to regain compliance with the minimum bid price requirement. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company can regain compliance if, at any time during the 180-day period, the closing bid price of the Company’s common stock is at least $1.00 for a minimum of 10 consecutive business days. If, by September 6, 2016, the Company cannot demonstrate compliance with Nasdaq Listing Rule 5450(a)(1), it may be eligible for additional time. To qualify for additional time, the Company would be required to transfer to the Nasdaq Capital Market and meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and would need to provide written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, as necessary. If an application for transfer were approved, the Company would have an additional 180 calendar days to comply in order for the Company’s common stock to remain listed on the Nasdaq Capital Market. If the Company is not eligible for the second compliance period, then the Staff will provide notice that the Company’s securities will be subject to delisting. At such time, the Company may appeal the delisting determination to a Nasdaq Listing Qualifications Panel (“Panel”). The Company would remain listed pending the Panel’s decision. There can be no assurance that, if the Company does appeal a subsequent delisting determination by the Staff to the Panel, that such appeal would be successful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOSYS, INC.

Date: March 9, 2016	By:	/s/ James W. Sullivan
James W. Sullivan
Vice President of Finance and Chief Financial Officer